[KINDER MORGAN ENERGY PARTNERS, L.P.]


                                             www.kindermorgan.com

Larry Pierce                                 Irene Twardowski
Media Relations                              Investor Relations
(303) 914-4751                               (713) 844-9543

    KINDER MORGAN ENERGY PARTNERS, L.P. NET INCOME INCREASES 20% FOR
                    FOURTH QUARTER; UP 76% FOR 1999

     Houston, Jan. 20, 2000 - Kinder Morgan Energy Partners, L.P. (NYSE:KMP) today reported fourth quarter 1999 net income of $45.6 million, or $0.63 per unit, as compared to fourth quarter 1998 net income of $37.8 million, or $0.55 per unit. The company's distribution to unitholders of $0.725 for the fourth quarter of 1999 (an annualized rate of $2.90) will be paid on Feb. 14, 2000 to unitholders of record as of Jan. 31, 2000.
     The company announced net income before extraordinary charges for early extinguishment of debt of $184.9 million for 1999, or $2.63 per unit, compared to $117.2 million, or $2.09 per unit, in 1998. After the extraordinary charges, 1999 net income was $182.3 million, or $2.57 per unit, compared to $103.6 million, or $1.75 per unit, the previous year.
     "We are delighted with our financial results for the fourth quarter and the year," said Richard D. Kinder, chairman and CEO of Kinder Morgan. "These strong results reflect solid operating performance from all of our business segments. We also continue to benefit from our lack of exposure to variations in commodity prices."
     The company's Pacific operations experienced another solid quarter, recording an 11 percent increase in net income compared to the fourth quarter of 1998. Mainline delivery volumes in the fourth quarter increased 6 percent over the same period a year ago. For the year, net income in this segment rose 30 percent and mainline delivery volumes increased 22 percent. These increases reflect higher demand for transportation of refined products in the West and a full year of earnings contributions from the Pacific operations, which the company only owned for 10 month in 1998.
     (more)

KMP Earnings                                           Page 2

     Mid-Continent operations reported a 21 percent increase in earnings for the fourth quarter compared to the same period in 1998, and a 57 percent increase for all of 1999. This reflects an increase in transmix income through the company's acquisition of assets from Primary Corp. and its increased ownership in Plantation Pipe Line Company. These gains were offset in part in the fourth quarter, however, by the loss of income following the sale of the company's 25 percent indirect interest in the Mt. Belvieu fractionator.
     Net income in the Bulk Terminal operations increased by 16 percent for the fourth quarter and 82 percent for the year, due primarily to the addition of the Pier IX and Shipyard River terminals in December of 1998, and higher throughput and revenues at existing terminals.
     Additionally, the board of directors of Kinder Morgan Energy Partners reaffirmed its previously announced intention to increase the company's distribution to unitholders for the first quarter of 2000 to no less than $0.775 per quarter, or $3.10 annually, based on the anticipated increase in cash available for distribution.
     "Our intent to increase the distribution to unitholders reflects the expected accretion resulting from the acquisition of more than $700 million of Kinder Morgan, Inc. assets," Kinder explained. "This transaction has now closed, effective Dec. 31, 1999. We anticipate the resulting distribution increase will be payable on May 12, 2000 to unitholders of record on April 30, 2000. Moving forward, we will continue to work diligently to grow cash distributions through revenue enhancements, accretive acquisitions and cost efficiencies."
      Assets transferred to Kinder Morgan Energy Partners included KN Interstate Gas Transmission Co., a 49 percent interest in Red Cedar Gathering Company and a 33 percent interest in Trailblazer Pipeline Company. As consideration for the assets, Kinder Morgan, Inc. received 9.81 million KMP common units and approximately $330 million in cash. In the fourth quarter, the company also acquired an additional 33 1/3 percent indirect interest in Trailblazer Pipeline Company, increasing its ownership stake in this natural gas pipeline system to 66 2/3 percent.
                              (more)

KMP Earnings                                           Page 3

     Kinder Morgan Energy Partners, L. P., which has an enterprise value of approximately $3.7 billion, is the nation's largest pipeline master limited partnership. It owns and operates one of the largest product pipeline systems in the United States, serving customers in sixteen states with more than 5,000 miles of pipeline and over twenty associated terminals. Kinder Morgan also operates over 20 bulk terminal facilities which transload more than 40 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan owns 51% of Plantation Pipe Line Company and 20% of Shell CO2 Company, Ltd.
     The general partner of Kinder Morgan Energy Partners, L. P. is owned by Kinder Morgan, Inc., one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and product pipelines in 26 states. It also has significant retail distribution, marketing, gathering, electric generation and terminal assets.

     This news release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934.  Although
Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.

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